Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Appian Corporation
McLean, Virginia
We hereby consent to the incorporation by reference in the Prospectus for the registration of common stock, debt securities, and warrants constituting a part of this Registration Statement of our reports dated February 18, 2021, relating to the consolidated financial statements and the effectiveness of Appian Corporation’s internal control over financial reporting, of Appian Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
McLean, Virginia
August 18, 2021